Exhibit 8.2

August 29, 2023

CohBar, Inc.

1455 Adams Drive, Suite 1308

Menlo Park, CA 94025

Ladies and Gentlemen:

We have acted as U.S. tax counsel to CohBar, Inc., a Delaware corporation (the “Parent”), in connection with the merger of Chimera MergeCo, Inc. (“Merger Sub”), a newly-formed Delaware corporation and a direct, wholly-owned subsidiary of Parent, with and into Morphogenesis, Inc., a corporation incorporated pursuant to the laws of Delaware (the “Company”), with the Company as the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Merger among the Company, Parent, and Merger Sub dated as of May 22, 2023 and as amended from time to time (the “Merger Agreement”). At your request, in connection with the filing of the Form S-4 (Registration No. 333-273101) on the date of this letter (including the proxy statement/prospectus contained therein, the “Registration Statement”), we are rendering our opinion concerning the qualification of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.1

In rendering our opinion, we have examined the Merger Agreement, the Registration Statement (as amended or supplemented through the date of this letter), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement, (ii) no transaction, covenant, or condition described in the Registration Statement and affecting this opinion will be waived by any party, (iii) the statements concerning the Merger and the parties set forth in the Merger Agreement are true, complete, and correct, (iv) the Registration Statement is true, complete, and correct, (v) the statements and representations made by Company and Parent in their respective officer’s certificates dated as of the date of this letter and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date of this letter and will remain true, complete and correct at all times up to and including the Closing Date, (vi) any such statements and representations made in the Officer’s Certificates that are qualified by knowledge, belief, materiality, or comparable qualification are and will be true, complete, and correct without such qualification, and (vii) the Company, Parent, and their respective subsidiaries will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions are untrue for any reason, our opinion as expressed below may be adversely affected.

[1]	Unless otherwise indicated, all “section” references are to the Internal Revenue Code of 1986 (the “Code”), as in effect as of the date of this Opinion. Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Merger Agreement.

CohBar, Inc.

August 29, 2023

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code. Additionally, we confirm that the statements set forth in the Registration Statement under the headings “Questions and Answers About the Merger — What are the material U.S. federal income tax consequences of the Merger to holders of CohBar capital stock?” and “The Merger — Material U.S. Federal Income Tax Consequences of the CVRs to Holders of CohBar Common Stock” are our opinion insofar as those statements contain legal conclusions with respect to matters of U.S. federal income tax law.

We express no opinion on any issue relating to the tax consequences of the Merger contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated under the Code, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, or representations upon which we have relied, may affect the continuing validity of our opinion as set forth in this letter. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references in the Registration Statement to us. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP
Gibson, Dunn & Crutcher LLP